Exhibit (d)(4)

AMENDED AND RESTATED EXHIBIT A-D – FUNDS AND EXPENSE REIMBURSEMENTS

Effective January 1, 2025, pursuant to Section 10 of the Amended and Restated Expense Reimbursement Agreement, NTI will reimburse each Fund for certain, but not all, of the expenses of the Fund or Class so that after such reimbursement the total annual fund operating expenses of the Fund or Class expressed as a percentage of average daily net assets shall not exceed the corresponding amount set forth in each Exhibit at the rates set out below:

EXHIBIT A

	Name of Fund	Total Annual Fund Operating Expenses After Expense Reimbursement (expressed as a percentage of the Fund’s average daily net assets)
1	Large Cap Core Fund	0.45%
2	Income Equity Fund	0.48%
3	International Equity Fund	0.49%
4	Large Cap Value Fund	0.55%
5	Small Cap Value Fund	0.50%
6	Global Real Estate Index Fund	0.47%
8	High Yield Fixed Income Fund	0.60%
9	Tax-Advantaged Ultra-Short Fixed Income Fund	0.25%
10	Arizona Tax-Exempt Fund	0.45%
11	California Intermediate Tax-Exempt Fund	0.45%
12	California Tax-Exempt Fund	0.45%
13	High Yield Municipal Fund	0.58%
14	Intermediate Tax-Exempt Fund	0.45%
15	Limited Term Tax-Exempt Fund	0.45%
16	Tax-Exempt Fund	0.45%
17	Ultra-Short Fixed Income Fund (all classes)	0.25%
18	U.S. Government Money Market Fund	0.35%
19	U.S. Government Select Money Market Fund	0.35%
20	Core Bond Fund	0.40%
21	U.S. Treasury Index Fund	0.15%
22	Global Tactical Asset Allocation Fund	0.25%
23	Active M Emerging Markets Equity Fund	1.10%
24	Multi-Manager Global Listed Infrastructure Fund	0.96%
25	Multi-Manager Global Real Estate Fund	0.91%
26	Active M International Equity Fund	0.84%
27	Multi-Manager High Yield Opportunity Fund	0.67%

NTAC:3NS-20

EXHIBIT B

	Name of Fund	Total Annual Fund Operating Expenses After Expense Reimbursement (expressed as a percentage of the Fund’s average daily net assets)
1	Global Sustainability Index Fund (all classes)	0.24%
2	Small Cap Core Fund (all classes)	0.40%
3	U.S. Quality ESG Fund (all classes)	0.39%

NTAC:3NS-20

EXHIBIT C

	Name of Fund	Total Annual Fund Operating Expenses After Expense Reimbursement (expressed as a percentage of the Fund’s average daily net assets)
1	Limited Term U.S. Government Fund	0.40%
2	U.S. Government Fund	0.40%
3	Short Bond Fund	0.40%
4	Fixed Income Fund	0.45%

NTAC:3NS-20

EXHIBIT D

	Name of Fund	Total Annual Fund Operating Expenses After Expense Reimbursement (expressed as a percentage of the Fund’s average daily net assets)
1	Emerging Markets Equity Index Fund	0.1549%
2	International Equity Index Fund	0.1049%
3	Mid Cap Index Fund	0.1049%
4	Small Cap Index Fund	0.1049%
5	Stock Index Fund	0.0549%
6	Bond Index Fund	0.0749%

NORTHERN FUNDS	NORTHERN TRUST INVESTMENTS, INC.

By:	By:
Name: Randal Rein	Name: Kevin P. O’Rourke
Title: Treasurer	Title: Senior Vice President
Date: October 17, 2024	Date: October 17, 2024

NTAC:3NS-20